Exhibit 21.1

List of Subsidiaries of Noah Holdings Limited

Name	Jurisdiction of Incorporation	Affiliate Relationship with the Registrant
Shanghai Noah Rongyao Investment Consulting Co., Ltd.	China	Wholly-owned subsidiary

Tianjin Noah Wealth Management Consulting Co., Ltd.	China	Wholly-owned subsidiary

Shanghai Noah Yuanzheng Investment Consulting Co., Ltd.	China	Wholly-owned subsidiary

Tianjin Gefei Asset Management Co., Ltd.	China	Wholly-owned subsidiary

Shanghai Noah Investment Management Co., Ltd	China	Variable interest entity

Shanghai Noah Rongyao Insurance Brokerage Co., Ltd.	China	Variable interest entity

Shanghai Noah Investment Consulting Co., Ltd.	China	Variable interest entity

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